Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 (No. 333-190883) of EVERTEC, Inc. of our report dated March 13, 2013 except for the effects of the stock split discussed in Note 1 to the consolidated financial statements, as to which the date is April 1, 2013, relating to the financial statements and financial statement schedule of EVERTEC, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

September 9, 2013